Exhibit 99.1

MagnaChip Announces CEO Transition

Sang Park Retires as Chairman and Chief Executive Officer

Board Appoints Executive Vice President YJ Kim as Interim CEO

R. Douglas Norby Named Non-Executive Chairman

SEOUL, South Korea and CUPERTINO, Calif., May 20, 2014 – MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed signal semiconductor products, today announced that Sang Park, 67, has retired as Chairman, Chief Executive Officer and Director, effective immediately.

The Board has appointed Young-Joon (YJ) Kim, MagnaChip’s Executive Vice President and General Manager of the Display Solutions Division, to serve as interim Chief Executive Officer. Mr. Kim, a 25-year veteran of the semiconductor industry, will also retain his existing responsibilities. MagnaChip’s Board also has separated the roles of Chairman and CEO and appointed R. Douglas Norby, Chairman of the Audit Committee, to the position of non-executive Chairman.

“On behalf of the entire Board, I want to thank Sang for his many years of service and dedication to MagnaChip,” said Mr. Norby. “We are pleased to have an executive of YJ’s caliber to lead MagnaChip as we conduct a search for a new CEO,” added Mr. Norby. “YJ is well respected by our customers, suppliers, employees and other key stakeholders. The Board has great confidence in his abilities and we know that our operations will be in capable hands during this transition period.”

“I appreciate the trust that the Board has placed in me during this important time,” said Mr. Kim. “I look forward to working with our team to ensure that we continue to provide customers and suppliers with the high quality products and service that they have come to expect from MagnaChip.”

The Board will immediately begin the search for a permanent CEO and will be engaging a prominent international search firm to lead the recruitment effort.

R. Douglas Norby’s Biographical Information

Mr. Norby has been a member of MagnaChip’s Board of Directors and the Chairman of the Audit Committee since March 2010 and also served in these roles from May 2006 to October 2008. Mr. Norby served as Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc., a public semiconductor intellectual property company. He also was Chief Financial Officer of Zambeel, Inc., a data storage systems company, and Senior Vice President and Chief Financial Officer of Novalux, Inc., an optoelectronics company. Prior to his tenure with Novalux, Inc., Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation. Mr. Norby also previously served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company. Mr. Norby is a Director of Alexion Pharmaceuticals, Inc., STATS ChipPAC Ltd., Invensense Inc. and Singulex, Inc. (a private company). Mr. Norby received a B.A. degree in Economics from Harvard University and an M.B.A. from Harvard Business School.

YJ Kim’s Biographical Information

Mr. Kim has served as MagnaChip’s Executive Vice President and General Manager of Display Solutions Division since May 2013. He joined MagnaChip from Cavium, Inc., where he was Vice President of the Infrastructure Processor Division and General Manager of the Multi-core Processor Group. Prior to Cavium, he was Core Team Lead and GM at Intel Corporation, where he also held various other management positions in the marketing and business development organizations. Earlier in his career, Mr. Kim served as Director of Marketing at Samsung Semiconductor, Inc. in San Jose. He holds Bachelor of Science and Master of Engineering in Electrical Engineering degrees from Cornell University.

About MagnaChip Semiconductor

Headquartered in South Korea, MagnaChip Semiconductor is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications. MagnaChip Semiconductor believes it has one of the broadest and deepest range of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations or beliefs.

MagnaChip Contacts:
In the United States	In Korea
Robert Pursel	Chankeun Park
Director of Investor Relations	Senior Manager of Public Relations
Tel. +1-408-625-1262	Tel. +82-2-6903-3195
robert.pursel@magnachip.com	chankeun.park@magnachip.com